Exhibit 99.1

Contacts:

Jaren Irene Madden, Senior Director,

Investor Relations and Corporate Communications

617-453-1336 or Jaren.Madden@infi.com

Christi Waarich

Senior Manager, Investor Relations

617-453-1363 or Christi.Waarich@infi.com

INFINITY TO PROVIDE UPDATE ON DUVELISIB AND IMMUNO-ONCOLOGY

DEVELOPMENT CANDIDATE IPI-549 DURING 2015 RESEARCH AND

DEVELOPMENT DAY

–Topline DYNAMO Data Anticipated in the Third Quarter of 2016, Company Anticipates

Global Regulatory Filings by Year-End 2016 –

–Clinical Study of Duvelisib in Combination with Venetoclax Expected to

Begin by Year-End –

–Two Additional iNHL Studies of Duvelisib, BRAVURA and FRESCO, Expected to Begin

by Year-End –

–Phase 1 Study of IPI-549 Expected to Begin in the First Quarter of 2016 –

–Provides Updated 2015 Financial Guidance –

Cambridge, Mass. – October 6, 2015 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) will provide an update on the clinical development program and commercial overview for duvelisib, an oral, dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, and discuss the company’s immuno-oncology development candidate, IPI-549, at its Research and Development (R&D) Day this morning from 8:00am (ET) to 11:45am (ET) in New York City. During today’s presentations, Infinity will review its anticipated timelines for the development and commercialization of duvelisib. The company recently announced that the 120th patient has been enrolled in DYNAMOTM, a Phase 2 study in patients with refractory indolent non-Hodgkin lymphoma (iNHL), and topline data from this study are anticipated in the third quarter of 2016. Infinity will also review the IPI-549 data presented at the CRI-CIMT-EATI-AACR International

Cancer Immunotherapy Conference and discuss the planned Phase 1 study for IPI-549 in solid tumors.

“We are entering into an exciting time for Infinity,” stated Julian Adams, the company’s president, research and development. “During our R&D Day, we will provide a thorough review of our duvelisib program, including preclinical and clinical data that support our registration focused trials in iNHL and CLL, DYNAMO and DUO, respectively, and outline our clinical development strategy to further differentiate duvelisib. We are extremely pleased to have some of the top experts in leukemia, lymphoma and immuno-oncology to provide the physician’s perspective based on their knowledge and experience, and we also look forward to sharing the innovative science that led to IPI-549.”

Today Infinity also announced that William (Bill) Bertrand has been appointed to the role of executive vice president, general counsel, effective October 19, 2015, reporting to Adelene Perkins, chair, president and chief executive officer.

“Bill has tremendous experience along the entire biotechnology value chain from preclinical through commercialization as the first and only general counsel of MedImmune and most recently, as the chief operating officer and general manager of Salix prior to its acquisition by Valeant this summer,” stated Adelene Perkins, Infinity’s president and chief executive officer. “Bill will serve on Infinity’s senior executive leadership team and play an important role in helping us build the company and bring duvelisib to patients.”

“During today’s R&D day, we look forward to sharing our vision for Infinity as well as providing an update on our development programs. With the recent completion of patient enrollment in DYNAMO, our ongoing duvelisib trials, the start of important new trials later this year, and the expansion of our pipeline with IPI-549, we are taking key steps toward our goal of delivering important new medicines to patients that could make a meaningful difference in their lives.”

To listen to the live audio webcast and view the slide presentations, please visit the Investors/Media section of Infinity’s website, www.infi.com. A replay will also be available and archived on the site for approximately 90 days.

R&D Day Highlights

Duvelisib

•	120th patient enrolled in DYNAMO: In September, Infinity announced that the 120th patient had been enrolled in DYNAMO, a global, Phase 2 open-label, single-arm, monotherapy study of duvelisib (25 mg BID) in patients with iNHL whose disease is refractory to rituximab and to either chemotherapy or radioimmunotherapy. The primary endpoint is overall response rate. Topline data is anticipated in the third quarter of 2016, and Infinity anticipates the submission of global regulatory filings by the end of 2016. This enrollment milestone triggered an obligation for AbbVie Inc. to pay Infinity a $130 million payment. AbbVie is Infinity’s global development and commercial partner for duvelisib in oncology.

•	DUOTM enrollment on track for completion by the end of 2015: Infinity expects that DUO, a Phase 3 randomized monotherapy study designed to evaluate the safety and efficacy of duvelisib (25mg BID) compared to ofatumumab in approximately 300 patients with relapsed/refractory chronic lymphocytic leukemia (CLL), will complete patient enrollment by the end of 2015. The primary endpoint of this study is progression-free survival.

•	Clinical study of duvelisib + venetoclax expected to begin by end of 2015: Infinity anticipates that AbbVie will initiate the first clinical study of duvelisib and venetoclax, a selective first-in-class BCL-2 inhibitor, by the end of 2015. This Phase 1b/2 trial of duvelisib and venetoclax will be designed to evaluate the safety and activity of the combination across a range of hematologic malignancies.

•	BRAVURA study expected to begin by the end of 2015: Infinity also announced plans to initiate BRAVURA, a Phase 3, double-blind, placebo-controlled study in patients with relapsed iNHL, in the fourth quarter of 2015. BRAVURA is designed to evaluate the safety and efficacy of duvelisib plus rituximab and bendamustine (RB) compared to placebo plus RB in approximately 600 patients. The primary endpoint is progression-free survival.

Infinity is planning to request advice from the U.S. Food and Drug Administration (FDA) to determine if BRAVURA, as designed, can serve as a confirmatory study if DYNAMO supports an accelerated approval.

•	FRESCO study expected to begin by the end of 2015: Infinity announced plans to initiate FRESCO, a Phase 2 study in patients with relapsed/refractory FL, in the fourth quarter of 2015. FRESCO is designed to evaluate the safety and efficacy of duvelisib plus rituximab versus rituximab in combination with chemotherapy in approximately 200 patients. The primary endpoint is progression-free survival.

IPI-549

•	IPI-549 demonstrates preclinical anti-tumor activity: Preclinical data show that IPI-549, a selective PI3K-gamma inhibitor for the treatment of solid tumors, has the potential to heighten an anti-cancer response by targeting macrophages in the immune-suppressive tumor microenvironment and may have the potential to treat a broad range of solid tumors. IPI-549 has demonstrated dose-dependent, single-agent, anti-tumor activity in multiple solid tumor models, including murine models of lung, colon and breast cancer. Additionally, mice treated with IPI-549 in combination with checkpoint inhibitors showed greater tumor growth inhibition than either treatment as a monotherapy. Preclinical in vivo data also demonstrated that T-cells are required for the anti-tumor activity of IPI-549, which is a hallmark of immunotherapy. These data were presented at CRI-CIMT-EATI-AACR—The Inaugural International Cancer Immunotherapy Conference in September 2015.

•	First Phase 1 study of IPI-549 expected to begin in the first quarter of 2016: Infinity expects to file an Investigational New Drug (IND) Application for IPI-549 by the end of 2015 and begin a Phase 1 clinical study of IPI-549 in the first quarter of 2016. The Phase 1 study will be designed to explore the safety and activity of IPI-549 and include a dose escalation phase evaluating IPI-549 as a monotherapy as well as a dose-escalation phase evaluating IPI-549 in combination with anti–PD-1 antibody therapy. An expansion phase is planned in patients with selected solid tumors, including non-small cell lung cancer (NSCLC) and melanoma.

Corporate Updates

•	William Bertrand to join Infinity as executive vice president, general counsel: Infinity announced today that William Bertrand will join Infinity as executive vice president, general counsel, effective October 19, 2015. Prior to Infinity, Mr. Bertrand held various roles of increasingly responsibility at Salix Pharmaceuticals, Inc. (a subsidiary of Valeant Pharmaceuticals, Inc.) and most recently served as senior vice president, general manager at Salix where he was responsible for its commercial business as well as the transition and integration of Salix into Valeant. From 2001 to 2013, Mr. Bertrand held positions of increasing responsibility at MedImmune, Inc., serving as its first and only general counsel from 2003 to 2013, prior to and following its sale to AstraZeneca PLC in 2008. Prior to MedImmune, Mr. Bertrand served as associate general counsel at Pharmacia Corporation. He earned a B.S. in Biology from Wayne State University and a J.D. from the University of Wisconsin-Madison.

•	Infinity updates 2015 financial guidance: Due to changes in the anticipated timing of the initiation of planned clinical studies as well as slower than expected enrollment in DYNAMO+R, Infinity today provided the following updated financial guidance for 2015:

¡	Revenue: Infinity expects revenue to range from $100 million to $120 million, compared to prior expectations of $105 million to $125 million.

¡	Net Loss: Infinity expects net loss for 2015 to range from $125 million to $145 million, compared to prior expectations of $190 million to $210 million.

¡	Cash and Investments: Infinity now expects to end 2015 with a year-end cash and investments balance ranging from $230 million to $250 million, compared to prior expectations of $145 million to $165 million. This year-end cash and investments includes the $130 million milestone payment from AbbVie associated with the completion of patient enrollment in DYNAMO.

Infinity plans to report its third quarter 2015 financial results in early November.

About Duvelisib

Duvelisib is an oral, dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, two proteins with predominantly non-overlapping roles known to support the growth and survival of malignant B-cells.[i] Preclinical data suggest that PI3K-delta signaling can lead to the proliferation of malignant B-cells, and both PI3K-gamma and PI3K-delta play a role in the formation and maintenance of the supportive tumor microenvironment.[ii] Duvelisib is the only investigational PI3K-delta,gamma inhibitor in Phase 3 clinical development and has the potential to be a first-in-class treatment for certain types of hematologic malignancies, or blood cancers. AbbVie and Infinity Pharmaceuticals, Inc. are jointly developing duvelisib in oncology.

Duvelisib is being evaluated in registration-focused studies, including DYNAMOTM, a Phase 2 study in patients with refractory indolent non-Hodgkin lymphoma, DYNAMO+R, a Phase 3 study in patients with previously treated follicular lymphoma, and DUOTM, a Phase 3 study in patients with relapsed/refractory chronic lymphocytic leukemia.

About IPI-549

IPI-549 is an orally administered immuno-oncology development candidate that selectively inhibits PI3K-gamma. IPI-549 inhibits immune suppressive macrophages within the tumor microenvironment, whereas other immunotherapies such as checkpoint modulators more directly target immune effector cell function. As such, IPI-549 may have the potential to treat a broad range of solid tumors and represents a potentially complementary approach to restoring anti-tumor immunity in combination with other immunotherapies such as checkpoint inhibitors.

Duvelisib and IPI-549 are investigational compounds and their safety and efficacy have not been evaluated by the U.S. Food and Drug Administration or any other health authority.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s expectations about: its plans to complete patient enrollment in DUO in 2015; plans to provide topline data from DYNAMO in the third quarter of 2016; plans for global regulatory filings in 2016; plans to initiate additional studies of duvelisib; plans to request advice from the FDA regarding BRAVURA; the therapeutic potential of PI3K-delta,gamma inhibition and duvelisib, including duvelisib in combination with venetoclax; the therapeutic potential of PI3K-gamma inhibition and IPI-549; plans to file an IND for IPI-549 by the end of 2015; plans to initiate a clinical study of IPI-549 in the first quarter of 2016 and present topline data from this study in 2017; 2015 financial guidance; and the company’s ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that Infinity’s strategic collaboration with AbbVie will continue or that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or AbbVie to fully perform under the strategic collaboration and/or an early termination of the collaboration and license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 6, 2015, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

[i]	Winkler D.G., Faia K.L., DiNitto J.P. et al. (2013) PI3K-d and PI3K-g inhibition by IPI_145 abrogates immune responses and suppresses activity in autoimmune and inflammatory disease models. Chem Biol 20: 1-11.

[ii]	Peluso M., Faia K.L., Winkler D.G. et al. Duvelisib (IPI-145) Inhibits Malignant B-cell Proliferation and Disrupts Signaling from the Tumor Microenvironment through Mechanisms That Are Dependent on PI3K-d and PI3K-g. Blood (ASH Annual Meeting Abstracts) 2014: Abstract 328.

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